Exhibit 5.1

March 16, 2016	79612.00004

Capricor Therapeutics, Inc.
8840 Wilshire Blvd., 2nd Floor

Beverly Hills, CA 90211

Ladies and Gentlemen:

We have acted as counsel to Capricor Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the offering of an aggregate of 1,692,151 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to the Registration Statement on Form S-3 (File No. 333-207149) originally filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on September 28, 2015 (the “Registration Statement”), the related prospectus contained in the Registration Statement at the time it became effective (the “Base Prospectus”), and the prospectus supplement filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Act (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.”

This opinion letter updates and supplements our opinion letter dated September 25, 2015, filed as an exhibit to the Registration Statement. At your request, this opinion letter is being furnished for filing on an Amendment to Current Report on Form 8-K/A of the Company dated March 16, 2016 (the “Form 8-K/A”) and incorporation by reference as Exhibit 5.1 to the Registration Statement. All assumptions, limitations, qualifications and exceptions set forth in our opinion letter dated September 25, 2015, filed as an exhibit to the Registration Statement, are incorporated by reference into this opinion letter.

As such counsel and for purposes of our opinion set forth below, we have examined the proceedings taken by you in connection with the authorization, issuance and sale of the Shares. We have examined such documents and considered such questions of law as we have deemed necessary or appropriate.

In particular, we have examined copies of the following: (i) the Certificate of Incorporation of the Company, as amended, as certified as of March 15, 2016 by the Secretary of State of the State of Delaware, (ii) the bylaws of the Company, as certified by the Chief Executive Officer of the Company as of the date hereof, (iii) the Subscription Agreement by and between the Company and the investors identified on the signature pages thereto (the “Subscription Agreement”), (iv) the Base Prospectus, and (v) the Prospectus Supplement.

We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the genuineness of all signatures. We have also assumed the legal capacity and competency of all natural persons and that, with respect to all parties to agreements or instruments relevant hereto other than the Company, such parties had the requisite power and authority to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action, executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. In addition, we have assumed that the choice of law governing the Subscription Agreement is legally enforceable.

March 16, 2016

As to all questions of fact material to this opinion letter, and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation or verification) upon the representations of each party made in the Subscription Agreement and the other documents and certificates delivered in connection therewith, certificates or comparable documents of officers and representatives of the Company and certificates and records of public officials.

Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain legal matters and issues without the assistance of independent counsel.

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions contained herein, we are of the opinion that the Shares have been duly authorized, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus and the Subscription Agreement, will be validly issued, fully paid and nonassessable.

The opinions set forth herein are subject to the following additional qualifications, assumptions and exceptions: (i) the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally (including, without limitation, fraudulent transfer or fraudulent conveyance laws); and (ii) the effect of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) and the availability of equitable remedies (including, without limitation, specific performance and equitable relief), regardless of whether considered in a proceeding in equity or at law.

Without limiting any of the other limitations, exceptions and qualifications stated or incorporated herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the internal laws of the State of New York (excluding the blue sky or state securities laws thereof) and the General Corporation Law of the State of Delaware, in each case as in effect on the date hereof.

This opinion letter deals only with the specific legal matters expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter. This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you or any other person or entity with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

This opinion letter is prepared for your use in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act solely for such purpose. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8-K/A, to the incorporation by reference of this opinion letter into the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Base Prospectus and the Prospectus Supplement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Paul Hastings LLP